Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-220134 and No. 333- 237865) of Randolph Bancorp, Inc. of our report dated March 11, 2021 relating to the consolidated financial statements of Randolph Bancorp, Inc. appearing in this Annual Report on Form 10-K.

/s/  Crowe LLP

New York, New York

March 11, 2021